Exhibit 99.1

Portola Pharmaceuticals Reports Fourth Quarter and Year-End 2015

Financial Results and Provides Corporate Update

—Conference Call Today at 8:30 a.m. ET—

South San Francisco, Calif., February 26, 2016 — Portola Pharmaceuticals (Nasdaq: PTLA) today provided a corporate update and reported its financial results for the fourth quarter and year ended December 31, 2015.

“During the fourth quarter of 2015, we executed on several milestones that we expect will make 2016 a year of unprecedented progress. We plan to commercially launch andexanet alfa and report pivotal Phase 3 results from our APEX study that, if positive, will support the global approval of betrixaban,” said Bill Lis, chief executive officer of Portola. “Both have the potential to benefit the patients and transform the field in the multibillion dollar thrombosis market. Additionally, our R&D pipeline continues to progress with our ongoing Phase 1/2 study with cerdulatinib, our oral, dual syk/JAK inhibitor in refractory/relapsed hematologic cancer patients.”

Recent Achievements, Upcoming Events and Milestones

Betrixaban – an FDA-designated Fast Track oral Factor Xa inhibitor anticoagulant in development for the prevention of venous thromboembolism (VTE) in acute medically ill patients.

•	Plan to report topline results from the 7,514-patient pivotal Phase 3 APEX (Acute Medically Ill VTE Prevention with Extended Duration Betrixaban) Study in early April.

•	Plan to submit a New Drug Application to the FDA in the second half of 2016, subject to positive APEX data.

Andexanet alfa – an FDA-designated Breakthrough Therapy Factor Xa inhibitor antidote in development for reversal of anticoagulation in patients treated with a Factor Xa inhibitor and who are admitted to the hospital with uncontrolled bleeding or need urgent surgery.

•	The FDA accepted the Biologics License Application (BLA) for filing February 16, 2016. The BLA was granted a priority review under an Accelerated Approval pathway, and assigned a PDUFA data of August 17, 2016. We plan to launch andexanet alfa commercially in the U.S. in the second half of 2016, subject to FDA approval.

•	The full data set from the ANNEXA-R study with rivaroxaban was presented in a Late-Breaking Clinical Trial Session at the American Heart Association’s Scientific Sessions 2015 and simultaneously published in the New England Journal of Medicine.

•	Licensed development and commercial rights in Japan to Bristol-Myers Squibb Company and Pfizer Inc. Separately, entered into a clinical collaboration agreement with Bayer HealthCare to include its Factor Xa inhibitor rivaroxaban in the development program in Japan.

•	Continue to enroll patients in ANNEXA-4, a Phase 4 confirmatory study of patients receiving apixaban, rivaroxaban, edoxaban or enoxaparin who present to the hospital with an acute major bleed.

•	Plan to present data from the Phase 2 proof-of-concept andexanet study with betrixaban in healthy volunteers at a medical conference in 2016 The study was designed to evaluate safety and define the dose of andexanet required to reverse the anticoagulant effect of betrixaban.

•	Plan to complete FDA pre-approval inspection of the initial launch supply (Generation 1 2,500 liter scale at CMC Biologics). Generation 1 validation batch runs at the 6 x 2,000 liter scale are ongoing.

•	Completed two Generation 2 engineering batches manufactured by Lonza at the 10,000 liter scale, with target yields achieved. Expect commercial validation batches to begin in the second half of 2016.

Cerdulatinib – an oral, dual Syk/JAK kinase inhibitor in development to treat resistant or relapsed hematologic cancer patients.

•	Presented three abstracts at the 2015 ASH Annual Meeting on cerdulatinib’s preclinical activity in chronic lymphocytic leukemia; clinical and pharmacodynamic results of a Phase 1/2 study with relapsed/refractory B cell malignancies; and pharmacokinetic modeling of cerdulatinib plasma concentrations in patients with relapsed/refractory B cell malignancies.

•	Continue to dose-escalate for clinical activity and tolerability in the ongoing Phase 1/2 study in patients with relapsed/refractory B-cell malignancies. Plan to initiate enrollment in expansion cohorts this year.

Corporate

•	Raised $162.7 million in net proceeds from an underwritten public offering of common stock in December 2015.

Fourth Quarter and Year-End Financial Results

Collaboration revenue earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $4.4 million for the fourth quarter of 2015 compared with $2.4 million for the fourth quarter of 2014. Collaboration revenue for the year ended December 31, 2015, was $12.1 million compared with $9.6 million for the year ended December 31, 2014.

Total operating expenses for the fourth quarter of 2015 were $70.7 million compared with $41.7 million for the same period in 2014. Total operating expenses for the fourth quarter of 2015 included $6.8 million in stock-based compensation expense compared with $2.5 million for the same period in 2014. Total operating expenses for the year ended December 31, 2015, were $239.2 million compared with $147.2 million for 2014. Total operating expenses for the full year ended December 31, 2015, included $22.9 million in stock-based compensation expense compared with $9.3 million for 2014. Research and development expenses were $200.4 million for the year ended December 31, 2015, compared with $123.6 million for 2014, as the Company continued to support its manufacturing scale-up of andexanet alfa in preparation for the BLA submission and commercial launch and work on its larger-scale Generation 2 manufacturing process at Lonza, its Phase 3 and Phase 4 ANNEXA studies of andexanet alfa, completing enrollment in the Phase 3 APEX Study of betrixaban, and its Phase 1/2a clinical study of cerdulatinib. Selling, general and administrative expenses for the fourth quarter of 2015 were $10.9 million compared with $7.0 million for the same period in 2014. Selling, general and administrative expenses for the year ended December 31, 2015, were $38.9 million compared with $23.6 million for 2014, as the Company increased headcount to support its growth and increased pre-commercial launch activities, including hiring key regional sales directors and national account managers and further developing medical affairs.

For the fourth quarter of 2015, Portola reported a net loss of $66.1 million, or $1.23 net loss per share, compared with a net loss of $39.3 million, or $0.82 net loss per share, for the same period in 2014. Net loss for the year ended December 31, 2015, was $226.5 million, or $4.36 net loss per share, compared with a net loss of $137.1 million, or $3.19 net loss per share, for the same period in 2014.

Cash, cash equivalents and investments at December 31, 2015, totaled $460.2 million compared with cash, cash equivalents and investments of $392.3 million as of December 31, 2014.

Conference Call Details

To access the live conference call today, February 26, 2016, at 8:30 am Eastern Time via phone, please dial (844) 452-6828 from the United States and Canada or +1 (765) 507-2588 internationally, and use the passcode 48937755. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success. These programs include betrixaban, an oral, once-daily Factor Xa inhibitor being evaluated in the APEX Phase 3 study for prophylaxis of venous thromboembolism; andexanet alfa, a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Portola Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and ability to achieve the milestones and events described under the section “Recent Achievements, Upcoming Events and Milestones,” our goal of becoming a fully commercialized biopharmaceutical company, the projected timing of our product launches, the occurrence and timing of planned filings with the FDA and the timing of our reporting of clinical data. Risks that contribute to the uncertain nature of the forward-looking statements include: failure to obtain FDA approval for one or more of our product candidates, our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the pace of enrollment in our clinical trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, which we expect to file on February 29, 2016. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Unaudited Condensed Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Collaboration and license revenue	$4,414	$2,412	$12,070	$9,625
Operating expenses:
Research and development	59,814	34,722	200,376	123,639
Selling, general and administrative	10,881	6,950	38,869	23,552

Total operating expenses	70,695	41,672	239,245	147,191

Loss from operations	(66,281)	(39,260)	(227,175)	(137,566)
Interest and other income (expense),net	(190)	5	305	441

Net loss attributable to common stockholders	$(66,471)	$(39,255)	$(226,870)	$(137,125)
Income tax benefit	365	—	365	—

Net loss	$(66,106)	$(39,255)	$(226,505)	$(137,125)
Net loss attributable to Noncontrolling interest (VIE)	—	—	—	—

Net loss attributable to Portola	$(66,106)	$(39,255)	$(226,505)	$(137,125)

Shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	53,623,313	48,153,468	51,981,463	42,997,463

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.23)	$(0.82)	$(4.36)	$(3.19)

Unaudited Condensed Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2015	2014
	(Unaudited)
Cash, cash equivalents and investments	$460,161	$392,303
Prepaid research and development	16,976	1,686
Total current assets	465,577	315,077
Property and equipment, net	6,243	2,776
Intangible assets	3,151	—
Total assets	502,924	416,495
Accounts payable	10,279	14,084
Accrued research and development	24,195	12,545
Accrued compensation and other liabilities	8,285	4,933
Deferred revenue (current portion and long-term)	27,016	36,585
Total current liabilities	51,146	41,131
Total liabilities	72,601	68,693
Total Portola stockholders’ equity	427,396	347,802
Noncontrolling interest (VIE)	2,927	—
Total liabilities and stockholders equity	502,924	416,495

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Investor Contact:	Media Contact:
Ana Kapor	Julie Normart
Portola Pharmaceuticals	W2O Group
ir@portola.com	jnormart@w2ogroup.com